UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  February 22, 2016

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 26, 2016, an indirect subsidiary of NextEra Energy Partners, LP (NEP) borrowed approximately $75 million under its existing revolving credit facility entered into in 2014, as amended (the borrowings). The borrowings are intended to be used to fund a portion of NEP's previously announced acquisition of two wind generation facilities located in Dewey and Woodward counties, Oklahoma (the acquisition), which is expected to close in the first quarter of 2016.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

On February 22, 2016, NEP and NextEra Energy Partners GP, Inc. entered into an underwriting agreement with Morgan Stanley & Co. LLC, as underwriter (the underwriting agreement). Pursuant to the underwriting agreement, NEP agreed to sell 9,700,000 common units representing limited partnership interests in NEP for an aggregate purchase price of approximately $250 million, or $25.76 per common unit. NEP intends to use the net proceeds from the sale of NEP common units, together with the borrowings, to fund the acquisition. The underwriter has a 30-day option to purchase up to an additional 1,455,000 common units from NEP at the same price. The sale of NEP common units were registered under the Securities Act of 1933 pursuant to Registration Statement No. 333-206033. The sale of NEP common units closed on February 26, 2016. A copy of the underwriting agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. In connection with the filing of the underwriting agreement, NEP is filing as Exhibit 5 hereto an opinion of its counsel, Morgan, Lewis & Bockius LLP, regarding the legality of the securities being registered.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description
1	Underwriting Agreement, dated February 22, 2016, among NextEra Energy Partners, LP, NextEra Energy Partners GP, Inc. and Morgan Stanley & Co. LLC, as underwriter
5	Opinion and Consent, dated February 26, 2016, of Morgan, Lewis & Bockius LLP, counsel to NextEra Energy Partners, LP with respect to the issuance and sale of NEP common units

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 26, 2016

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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